UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

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Chicago Mercantile Exchange Holdings, Inc.

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The following letter was distributed to the Class B shareholders of Chicago Mercantile Exchange Holdings Inc. on February 10, 2004.

[Chicago Mercantile Exchange Logo]

20 South Wacker Drive 312/930.1000 tel

Chicago, IL 60606-7499 312/466.4410 fax

www.cme.com

            February 10, 2004

To Our Class B Shareholders and Our Members:

As described in the attached press release, we announced today that we will be holding a special meeting of our Class B shareholders on March 16, 2004. We will ask our Class B shareholders to approve a proposal that will give our Board of Directors the authority to transition trading in the two near-by quarterly expiration Eurodollar futures contract months to our GLOBEX® electronic trading system in an orderly fashion, if

(1) the trading volume on GLOBEX during the regular trading hours session, RTH, in either of the two near-by quarterly expiration Eurodollar futures contracts, during the five trading days from March 8, 2004 through and including March 12, 2004 is less than 25% of total RTH trading volume in the corresponding contract; or

(2) for the period subsequent to March 12, 2004, if the trading volume on GLOBEX during RTH in either of the two near-by quarterly expiration Eurodollar futures contracts is less than 25% of total RTH trading volume in the corresponding contract during two consecutive five day trading periods, as measured on the last full day of each trading week.

Total RTH trading volume will be calculated as open outcry pit trading plus GLOBEX, excluding packs, bundles and other recognized spreads. In addition, for the two weeks immediately following the expiration of the near-by quarterly futures contract, only the new near-by contract will be included in the calculation

Our Board of Directors has approved the proposal and recommends that you vote “FOR” the proposal at the special meeting. Approval of the proposal requires the affirmative vote of a majority of the votes cast by the holders of our outstanding Class B common stock. Holders of our Class B common stock as of the close of business on February 20, 2004, the record date for the special meeting, will be entitled to vote on the proposal.

You may vote on the proposal over the Internet, by telephone or by returning the proxy card that you will receive in the mail. You may also vote in person at the special meeting. The proxy statement will contain full details on how to vote on the proposal.

We will hold informational meetings on Tuesday, February 10 at 2:30 p.m. at the Metropolitan Club of Chicago in the Sears Tower and on Wednesday, February 11 at 2:30 p.m. and Thursday, February 12 at 3:30 p.m. in Committee Room HIJ to address any questions you may have about the proposal. Please note that to be admitted to the Sears Tower for Tuesday’s meeting, you must enter through the Wacker Drive entrance and show your CME access ID badge to security. Questions about the special meeting or the proposal may also be directed to our dedicated information lines at (312) 930-3220 or toll free at (866) 332-3220 or by sending an email to eurodollarquestions@cme.com. Further information regarding the special meeting will also be available on our Web site at www.cme.com.

We expect to mail the notice of special meeting and proxy statement on or about February 25, 2004 to our Class B shareholders as of the record date. All Class B shareholders are advised to read the proxy statement because it will contain important information about the proposal and information concerning the time, date and place of the special meeting.

Sincerely,

/s/ Terrence A. Duffy	/s/ Craig S. Donohue

Terrence A. Duffy Chairman of the Board	Craig S. Donohue Chief Executive Officer

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Chicago Mercantile Exchange Holdings Inc. will file a preliminary proxy statement with the Securities and Exchange Commission (the “SEC”) regarding the Special Meeting of shareholders to be held on March 16, 2004. In addition, Chicago Mercantile Exchange Holdings Inc. will be filing a definitive proxy statement and other relevant documents concerning the Special Meeting with the SEC. Shareholders are urged to read the preliminary proxy statement, the definitive proxy statement and any other relevant documents filed with the SEC because they contain, or will contain, important information about Chicago Mercantile Exchange Holdings Inc. and the Special Meeting. The preliminary proxy statement and the definitive proxy statement and other relevant materials (when they become available), and any other documents filed by Chicago Mercantile Exchange Holdings Inc. with the SEC, may be obtained free of charge at the SEC’s Web site at www.sec.gov. In addition, shareholders may obtain free copies of these documents by contacting Chicago Mercantile Exchange Holdings Inc., Shareholder Relations and Membership Services, 20 South Wacker Drive, Chicago, Illinois 60606. Shareholders are urged to read the preliminary proxy statement and the definitive proxy statement and the other relevant materials (when they become available) before making any voting decision with respect to matters to be acted on at the Special Meeting.

Chicago Mercantile Exchange Holdings Inc., its directors, executive officers and certain other members of management and employees may be soliciting proxies from shareholders in favor of the proposal. Information concerning the participants in the solicitation will be set forth in the preliminary proxy statement to be filed by Chicago Mercantile Exchange Holdings Inc. with the SEC on February 10, 2004.

2

The following press release was issued on February 10, 2004:

[Chicago Mercantile Exchange Logo] 20 South Wacker Drive Chicago, IL 60606-7499 www.cme.com	Media Contacts Anita S. Liskey, 312/466.4613 John Holden, 312/930.3446 news@cme.com Investor Contact John Peschier, 312/930.8491

FOR IMMEDIATE RELEASE

CME Announces New Initiatives to Expand GLOBEX® Eurodollar Futures Market

Initiatives Include Aggressive New Migration Plan, Expanded Market Maker Program and Eurodollar Pit Reconfiguration Designed to Facilitate Market Growth and Side-by-Side Trading

CHICAGO, Feb. 10, 2004—Chicago Mercantile Exchange Inc. (CME), the largest futures exchange in the U.S., today announced a comprehensive initiative to further facilitate electronic trading of its flagship Eurodollar futures contracts.

CME will ask its Class B shareholders to approve a plan that will give CME’s Board the authority to transition the front two Eurodollar futures contract months onto CME’s GLOBEX platform. Under the plan, if electronic trading in those contracts fails to achieve at least 25 percent of total Eurodollar trading volumes during CME’s regular trading hour session by March 12, 2004, the Board will transition these contracts to the GLOBEX platform in an orderly fashion. Additionally, if electronic trading volumes of these contract months fall below the 25 percent threshold in the future for two consecutive five day trading periods, measured from the end of each trading week, CME’s Board will be authorized to transition them to the GLOBEX platform. A proxy statement containing additional information will be distributed to our Class B shareholders and a special shareholder meeting will be held on March 16.

CME will also expand on the GLOBEX market maker program in its electronic Eurodollar futures market by increasing the number of market makers allowed in the program from 6 to 15 and by extending the program to include CME’s regular trading hours session from 7:20 a.m. to 2:00 p.m. (CST). Designed to ensure liquidity, market makers are required to post sizeable bids and offers in designated Eurodollar futures contracts.

Participants in the expanded market maker program, including members or member firms that trade at least an average of three percent of regular trading hour volume on a monthly basis, will have all GLOBEX fees waived. For the first time, the program will also allow non-member proprietary trading groups or arcades to participate at a rate of 22 cents per side for all Eurodollar futures trades. The program is set to begin in March 2004.

Additionally, the exchange will enhance CME’s Eurodollar trading complex to increase floor access to GLOBEX and expand the use of hand held electronic trading devices on the floor to further promote side-by-side trading of Eurodollar futures contracts on its GLOBEX and open outcry markets.

“GLOBEX Eurodollar futures volume is growing fast and is on track with our long-term strategy,” said CME Chairman Terry Duffy. “With January volume up over 200 percent from one year ago, the market is responding affirmatively to our aggressive pricing and distribution initiatives. The purpose of submitting this issue to the Class B shareholders is to ensure that we have the authority to transition these contracts to GLOBEX in an orderly fashion. We will continue to act decisively and effectively to ensure our strong competitive position and to execute our growth strategy.”

“During the last five years, CME has been extremely successful in extending its open outcry markets to include electronic trading on our GLOBEX system,” said Craig Donohue, Chief Executive Officer of CME. “Our success has allowed us to ensure the efficient growth of electronic trading in our key products without disrupting the liquidity in our open outcry markets. These bold initiatives allow us to build on that success and create new opportunities for the entire complex.”

Last year, approximately 310 million Eurodollar futures and options on futures traded at CME, the busiest year ever for the contract. In January volume in Eurodollars was up more than 50 percent from the same period the year earlier.

CME is also proposing to waive equipment fees for traders who use handheld electronic trading devices to electronically trade Eurodollars from the trading pits and who meet minimum trading volume thresholds.

Chicago Mercantile Exchange Inc. (www.cme.com) is the largest futures exchange in the United States. As an international marketplace, CME brings together buyers and sellers on its trading floors and GLOBEX® electronic trading platform. CME offers futures and options on futures primarily in four product areas: interest rates, stock indexes, foreign exchange and commodities. The exchange moved about $1.4 billion per day in settlement payments in 2003 and managed $39.5 billion in collateral deposits at Jan. 31, 2004. CME is a wholly owned subsidiary of Chicago Mercantile Exchange Holdings Inc. (NYSE: CME), which is part of the Russell 1000® Index.

Chicago Mercantile Exchange, CME and GLOBEX are registered trademarks of Chicago Mercantile Exchange Inc. Further information about CME and its products is available on the CME Web site at www.cme.com.

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Chicago Mercantile Exchange Holdings Inc. will file a preliminary proxy statement with the Securities and Exchange Commission (the “SEC”) regarding the Special Meeting of shareholders to be held on March 16, 2004. In addition, Chicago Mercantile Exchange Holdings Inc. will be filing a definitive proxy statement and other relevant documents concerning the Special Meeting with the SEC. Shareholders are urged to read the preliminary proxy statement, the definitive proxy statement and any other relevant documents filed with the SEC because they contain, or will contain, important information about Chicago Mercantile Exchange Holdings Inc. and the Special Meeting. The preliminary proxy statement and the definitive proxy statement and other relevant materials (when they become available), and any other documents filed by Chicago Mercantile Exchange Holdings Inc. with the SEC, may be obtained free of charge at the SEC’s Web site at www.sec.gov. In addition, shareholders may obtain free copies of these documents by contacting Chicago Mercantile Exchange Holdings Inc., Shareholder Relations and Membership Services, 20 South Wacker Drive, Chicago, Illinois 60606. Shareholders are urged to read the preliminary proxy statement and the definitive proxy statement and the other relevant materials (when they become available) before making any voting decision with respect to matters to be acted on at the Special Meeting.

Chicago Mercantile Exchange Holdings Inc., its directors, executive officers and certain other members of management and employees may be soliciting proxies from shareholders in favor of the proposal. Information concerning the participants in the solicitation will be set forth in the preliminary proxy statement to be filed by Chicago Mercantile Exchange Holdings Inc. with the SEC on February 10, 2004.